CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Mutual Fund Series Trust and to the use of our report dated August 31, 2020 on the financial statements and financial highlights of Catalyst Small-Cap Insider Buying Fund, Catalyst Insider Buying Fund, Catalyst Energy Infrastructure Fund (formerly, Catalyst MLP & Infrastructure Fund), Catalyst Buyback Strategy Fund, Catalyst/MAP Global Equity Fund, Catalyst/Lyons Tactical Allocation Fund, and Catalyst Dynamic Alpha Fund, each a series of shares of beneficial interest in Mutual Fund Series Trust. Such financial statements and financial highlights appear in the June 30, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 26, 2020